EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Seacoast Banking Corporation of Florida of our reports dated March 16, 2015 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the prospectus.

 /s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

September 23, 2015